Exhibit 10.2

MAMA’S CREATIONS, INC.

2021 INCENTIVE STOCK AND AWARD PLAN

Restricted Stock Unit Award Agreement

Mama’s Creations, Inc. (the “Company”), pursuant to its 2021 Incentive Stock and Award Plan (as amended and restated from time to time, the “Plan”), hereby grants an award of Restricted Stock Units to you, the Participant named below. The terms and conditions of this Award are set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Any capitalized term that is used but not defined in this Agreement shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant: [_______________________]

Number of Restricted Stock Units: [______]	Grant Date: [________], 20[__]

Vesting Schedule:

Scheduled Vesting Dates	Number of Restricted Stock Units that Vest

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Award of Restricted Stock Units.

PARTICIPANT:	MAMA’S CREATIONS, INC.

By:
Title:

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MAMA’S CREATIONS, INC.

2021 Incentive Stock and Award Plan

Restricted Stock Unit Award Agreement

Terms and Conditions

1. Grant of Restricted Stock Units. The Company hereby confirms the grant to you, as of the Grant Date and subject to the terms and conditions in this Agreement and the Plan, of the number of Restricted Stock Units specified on the cover page of this Agreement (the “Units”). Each Unit represents the right to receive one share of the Company’s common stock. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2. Restrictions Applicable to Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be void and without effect. The Units and your right to receive shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in Section 5 until satisfaction of the vesting conditions set forth in Section 4.

3. No Shareholder Rights. The Units subject to this Award do not entitle you to any rights of a holder of the Company’s common stock. You will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until shares are issued to you upon settlement of the Units as provided in Section 6.

4. Vesting of Units. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates specified in the Vesting Schedule on the cover page of this Agreement, on which Units subject to this Agreement vest as provided in this Section 4.

(a) Scheduled Vesting. If you remain a service provider to the Company continuously from the Grant Date specified on the cover page of this Agreement, then the Units will vest in the amounts and on the Scheduled Vesting Dates specified in the Vesting Schedule.

(b) Accelerated or Continued Vesting. The vesting of outstanding Units will be accelerated or continued under the circumstances provided below:

(1) Death or Disability. If your service terminates prior to the final Scheduled Vesting Date due to your death or Disability, then all of the unvested Units shall vest as of such termination date.

(2) Change in Control. If a Change in Control occurs while you continue to be a service provider and prior to the final Scheduled Vesting Date, then (i) if this Award is continued, assumed or replaced in connection with the Change in Control and your service is terminated within [12] months following the Change in Control due to an involuntary termination for reasons other than Cause [or a resignation for Good Reason], then all unvested Units shall immediately vest in full, or (ii) if this Award is not continued, assumed or replaced in connection with a Change in Control, then all unvested Units shall immediately vest in full upon the occurrence of the Change in Control. In addition, vesting of the Units may be accelerated as described in Section 7(c) of the Plan.

(3) Other Agreements or Plans. Unvested Units shall also vest as provided in any separate employment (or similar) agreement or severance plan to which you are a party or a participant.

5. Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b) above, if you cease to be a service provider to the Company, you will forfeit all unvested Units.

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6. Settlement of Units. After any Units vest pursuant to Section 4, the Company shall, as soon as practicable (but no later than the 15th day of the third calendar month following the Vesting Date), cause to be issued and delivered to you (or to your personal representative or your designated beneficiary or estate in the event of your death, as applicable) one share of common stock in payment and settlement of each vested Unit. Delivery of the shares shall be effected by the issuance of a stock certificate to you, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the shares to a brokerage account you designate, and shall be subject to the tax withholding provisions of Section 7 and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Units.

7. Tax Consequences and Withholding. No shares will be delivered to you in settlement of vested Units unless you have made arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the delivery of the shares. You hereby authorize the Company to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations.

8. No Right to Continued Service. This Agreement does not give you a right to continued service with the Company or any affiliate, and the Company or any such affiliate may terminate your service at any time and otherwise deal with you without regard to the effect it may have upon you under this Agreement.

9. Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. If there is any conflict between this Agreement or the Plan and any separate employment (or similar) agreement or severance plan to which you are a party or a participant, the provisions of the other agreement or plan will govern.

10. Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

11. Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

12. Section 409A of the Code. The award of Units as provided in this Agreement and any issuance of shares or payment pursuant to this Agreement are intended to be exempt from Section 409A of the Code under the short-term deferral exception specified in Treas. Reg. § 1.409A-l(b)(4).

13. Recoupment of Incentive Compensation. Notwithstanding any other provisions in the Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or recoupment policy adopted by the Company (including, but not limited to, a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement).

14. Electronic Delivery and Acceptance. The Company may deliver any documents related to this Restricted Stock Unit Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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